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                                                 EXHIBIT 22


                             LIST OF SUBSIDIARIES

Avoset Food Corporation
Avoset International Ltd.
Bancroft Dairy Inc.
Bancroft Dairy Maryland Inc.
Favorite Foods Inc.
MSF Subsidiary Corporation
MStar Inc.
Star Specialty Foods Inc.
Velda Farms Inc.